UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2022

ANEBULO PHARMACEUTICALS, INC

(Exact name of registrant as specified in its charter)

Delaware	001-40388	85-1170950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Ranch Road 620 South, Suite 201 Lakeway, TX	78734
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 598-0931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ANEB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On September 25, 2022, Anebulo Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Purchasers”) providing for the sale to the Purchasers in a private placement financing (the “Private Placement”) of 2,264,650 units (collectively, the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) a warrant to purchase one share of Common Stock (the “Common Warrants”), for an aggregate purchase price of approximately $6.6 million (or $2.935 per Unit). The closing of the Private Placement occurred on September 28, 2022.

22NW Fund, LP, a fund affiliated with Aron English, a director of the Company and the second largest beneficial owner of Common Stock, participated in the Private Placement and purchased 1,703,577 Units at the per Unit purchase price, for an aggregate purchase price of approximately $5.0 million.

Each Common Warrant has an exercise price of $4.215 per share, which is subject to customary adjustments in the event of any combination or split of the Common Stock, and has a five-year term. The Common Warrants contain beneficial ownership limitations which prevent the holder from exercising the Common Warrants if immediately following such exercise the holder would beneficially own shares of Common Stock in excess of the stated beneficial ownership limitation.

MTS Securities, LLC (“MTS”) served as the placement agent in connection with the Private Placement, and the Company has agreed to pay MTS a fee equal to 6% of the gross proceeds from the Private Placement (except in the case of gross proceeds received from 22NW Fund, LP, in which case the fee is equal to 1% of such gross proceeds) plus reimbursement for certain out-of-pocket expenses.

The Company intends to use the net proceeds from the Private Placement to advance the development of ANEB-001 and for other general corporate purposes.

The securities issued to the Purchasers under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Purchasers, including that the Purchasers are “accredited investors”, as defined in Rule 501(a) promulgated under the Securities Act. Appropriate legends were affixed to the shares of Common Stock and Common Warrants upon issuance.

The sale of the securities pursuant to the Purchase Agreement has not been registered under the Securities Act or any state securities laws. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

Pursuant to the Purchase Agreement, the Company has agreed to prepare and file a registration statement with the Securities and Exchange Commission on or before November 2, 2022 to register the resale of the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Common Warrants.

The foregoing description of the Purchase Agreement and the form of Warrant is only a summary and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

On September 26, 2022, the Company issued a press release announcing the Private Placement. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Forward-Looking Statements

Statements contained in this report that are not statements of historical fact are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these forward-looking statements can be identified by words such as “intended” and other comparable terms. Forward-looking statements include statements regarding the intended use of the net proceeds from the Private Placement. You are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, risks associated with the Company’s product development plans and the Company’s business. These and other risks are described in under the “Risk Factors” heading of Anebulo’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on September 9, 2022. All forward-looking statements made in this report speak only as of the date of this report and are based on management’s assumptions and estimates as of such date. Except as required by law, Anebulo undertakes no obligation to update or revise forward-looking statements to reflect new information, future events, changed conditions or otherwise after the date of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Securities Purchase Agreement, dated September 25, 2022, by and between the Company and the purchasers named therein.
4.2	Form of Common Stock Purchase Warrant, issued September 28, 2022
99.1	Press Release
104	Cover Page of Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANEBULO PHARMACEUTICALS, INC.

Date: September 29, 2022	By:	/s/ Simon Allen
Simon Allen
Chief Executive Officer